For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

               FIRST KEYSTONE CORPORATION ANNOUNCES
                      STOCK REPURCHASE PLAN

Berwick, Pennsylvania - December 27, 2006 - First Keystone Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, announced that its Board of Directors authorized a plan to purchase, in open market and privately negotiated transactions, up to 160,000 shares of its outstanding common stock. This buy back program and shares previously repurchased would represent approximately 8.2% of the outstanding shares of First Keystone's common stock. In announcing the plan, J. Gerald Bazewicz, President and CEO of First Keystone Corporation, stated the Board of Directors believes the repurchase of First Keystone Corporation's common stock represents an attractive opportunity for the Corporation and its shareholders, and is the best use of our excess capital.

This repurchase plan has no prescribed time period in which to fill the authorized repurchase amount. Any repurchased shares will be added to the corporate treasury and will be used for general corporate purposes.

The First National Bank of Berwick now operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher,
      800-223-4207; Legg Mason Wood Walker, Inc., 800-888-6673; Janney
Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc.,
800-638-7411; Ryan, Beck and Company, 800-223-8969; and Boenning
& Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.


                               -5-